Exhibit B
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G filed herewith and any amendments thereto, relating to the common stock, $0.01 par value, of American Safety Insurance Holdings Ltd., is, or will be, filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.
IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement.
Dated: June 29, 2006

HCC Insurance Holdings, Inc.
By:	/s/ Christopher L. Martin
Christopher L. Martin
Executive Vice President

Houston Casualty Company
By:	/s/ Christopher L. Martin
Christopher L. Martin
Executive Vice President